FOR IMMEDIATE RELEASE                      Contact:     Kenneth G. Kasses, Ph.D.
                                                        President & CEO
                                                        (781) 402-3450

          GENTA RECEIVES CONSENT TO WAIVE REGISTRATION OF COMMON STOCK

                     UNDERLYING ITS SERIES D PREFERRED STOCK

SAN DIEGO, CA, July 1, 1998 -- Genta Incorporated (Nasdaq: GNTA) today announced that it has received consents from the holders of a majority of Genta's Series D Preferred Stock to waive the Company's obligation to use best efforts to obtain the effectiveness of a registration statement with the SEC as to the underlying Common Stock. In exchange, the Company agreed to waive the contractual "lock-up" provisions to which such consenting holders are subject and which provisions would have prevented the sale of up to 75% of their securities for a nine-month period following the effectiveness of the registration statement; and to extend to January 29, 1999 from June 29, 1998 the Reset Date referred to in the
Certificate of Designation of the Series D Preferred Stock. Accordingly, the Common Stock underlying such holders' shares of Series D Preferred Stock may be sold in accordance with the limitations of Rule 144 promulgated under the Securities Act of 1993, as amended. In addition, the Company will also issue to such holders warrants to purchase, at $0.94375 per share, an aggregate of up to 807,900 shares of Common Stock, subject to certain anti-dilution adjustments, exercisable until June 29, 2002. The Company had conditioned the effectiveness of such consent on its acceptance by a majority of the Series D Preferred Stockholders.

Genta Incorporated (Nasdaq: GNTA) is a biopharmaceutical company whose strategy consists of building a product and technology portfolio concentrating on its Anticode(TM) (antisense) products intended to treat cancer at its genetic source.

The statements contained herein that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended including statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's views as of the date they are made with respect to future events, but are subject to many risks and uncertainties, which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Examples of such risks and uncertainties include, but are not limited to: the obtaining of sufficient financing to maintain the

                                     -more-

Company's planned operations; the timely development, receipt of necessary regulatory approvals and acceptance of new products; the successful application of the Company's technology to produce new products; the obtaining of proprietary protection for any such technology and products; the impact of competitive products and pricing and reimbursement policies; and the changing of market conditions. The Company does not undertake to update any forward-looking statements.

                                      # # #